AGREEMENT OF MERGER OF
                          WATER-JEL TECHNOLOGIES, INC.
                                INTO X-CEED, INC.



                  AGREEMENT OF MERGER made the 20th day of February, 1998, by and between X-Ceed, Inc., a Delaware corporation hereinafter called X-Ceed, and Water-Jel Technologies, Inc., a New York corporation hereinafter called Water-Jel.

                  WHEREAS, X-Ceed has an authorized capital of 30,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.05 par value per share. 100 shares of the Common Stock have been duly issued and are now outstanding; and

                  WHEREAS, the principal offices of X-Ceed in the State of Delaware are presently located at 15 East North Street, in the City of Dover, County of Kent and United Corporate Service is the agent in charge thereof upon whom process against X-Ceed may be served within the County of Kent, State of Delaware; and

                  WHEREAS, Water-Jel has authorized capital stock of 12,500,000 shares of Common Stock, $.08 par value per share, of which as of the date hereof 7,043,180 were duly issued and outstanding and 789,125 shares were reserved for issuance upon exercise of options granted under various Stock Option Plans for Officers and Employees and at least 2,716,597 shares were reserved for issuance upon exercise of various outstanding warrants or options granted to various persons and/or entities pursuant to various agreements and stock offerings; and

                  WHEREAS, the principal offices of Water-Jel are located at 488 Madison Avenue, New York, New York 10022, and the Secretary of State of the State of New York has been designated as the party upon whom process against Water-Jel may be served within the State of New York; and

                  WHEREAS, the Board of Directors of X-Ceed and of Water-Jel, respectively, deem it advisable and generally to the advantage and welfare of the two corporate parties and their respective shareholders that Water-Jel merge with X-Ceed under and pursuant to the provisions of Section 252(c) of the Delaware General Corporation Law and of Section 907 of the New York Business Corporation Law; and

                  WHEREAS, the shareholders of Water-Jel have approved the merger by a two-thirds vote at a duly convened meeting of shareholders on February 20, 1998;

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and of the mutual benefits hereby provided, it is agreed by and between the parties as follows:

                  1. Merger. Water-Jel shall be and it hereby is merged into X-Ceed.


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                  2.  Effective  Date.  This  Agreement  of Merger  shall become effective immediately upon compliance with the laws of the State of Delaware and New York, the term of such effectiveness being hereinafter called the Effective Date.

                  3. Surviving Corporation. X-Ceed shall survive the merger herein contemplated and shall continue to be governed by the laws of the State of Delaware, but the separate corporate existence of Water-Jel shall cease forthwith upon the Effective Date.

                  4. Authorized Capital. The authorized capital stock of X-Ceed following the effective date shall be 30,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.05 per share, unless and until the same shall be changed in accordance with the laws of the State of Delaware.

                  5. Certificate of Incorporation. The Certificate of Incorporation set forth in Exhibit A attached hereto shall be the Certificate of Incorporation of X-Ceed following the Effective Date, unless and until the same shall be amended or repealed in accordance with the provisions thereof, which power to amend or repeal is hereby expressly reserved, and all rights or powers of whatsoever nature conferred in such Certificate of Incorporation or herein upon any shareholder or director or officer of X-Ceed or upon any other person whomsoever are subject to this reserve power. Such Certificate of Incorporation shall constitute the Certificate of Incorporation of X-Ceed separate and apart from this Agreement of Merger and may be separately certified as the Certificate of Incorporation of X-Ceed.

                  6. Bylaws. The Bylaws set forth as Exhibit B hereto shall be the Bylaws of X-Ceed following the Effective Date unless and until the same shall be amended or repealed in accordance with the provisions thereof.

                  7. Further Assurance of Title. If at any time X-Ceed shall consider or be advised that any acknowledgments or assurances in law or other similar actions are necessary or desirable in order to acknowledge or confirm in and to X-Ceed any right, title or interest of Water-Jel held immediately prior to the Effective Date, Water-Jel and its proper officers and directors shall and will execute and deliver all such acknowledgments or assurances in law and do all things necessary or proper to acknowledge or confirm such right, title, or interest in X-Ceed as shall be necessary to carry out the purposes of this Agreement of Merger, and X-Ceed and the proper officers and directors thereof are fully authorized to take any and all such action in the name of Water-Jel or otherwise.

                  8. Retirement of Organization Stock. Forthwith upon the Effective Date, each of the 100 shares of the Common Stock of X-Ceed presently issued and outstanding shall be retired, and no shares of Common Stock or other securities of X-Ceed shall be issued in respect thereof.

                  9. Conversion of Outstanding Stock. Forthwith upon the Effective Date, each of the issued and outstanding shares of Common Stock of Water-Jel and all rights in respect thereof shall be converted into one full paid and nonassessable share of Common Stock of X-Ceed, and each certificate nominally representing shares of Common Stock of Water-Jel shall for all purposes be

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



deemed to evidence the ownership of a like number of shares of the Common Stock of X-Ceed. The holders of such certificates shall not be required immediately to surrender the same in exchange for certificates of Common Stock of X-Ceed but, as certificates nominally representing shares of Common Stock of Water-Jel are surrendered for transfer, X-Ceed will cause to be issued certificates representing shares of Common Stock of X-Ceed and, at any time upon surrender by any holder of certificates nominally representing shares of Common Stock of Water-Jel for transfer, X-Ceed will cause to be issued certificates representing shares of Common Stock of X-Ceed and, at any time upon surrender by any holder of certificates nominally representing shares of Common Stock of Water-Jel, X-Ceed will cause to be issued through its transfer agent therefor certificates for a like number of shares of Common Stock of X-Ceed.

                  10. Retirement of Treasury Stock. Forthwith upon the Effective Date, any shares of Common Stock of Water-Jel held in the Treasury of Water-Jel on the Effective Date shall be retired and no shares of Common Stock or any other securities of X-Ceed shall be issued in respect thereof.

                  11. Stock Options. Forthwith upon the Effective Date, each outstanding option to purchase shares of Common Stock granted under Water-Jel's 1990 Stock Option Plan, the 1994 Stock Option Plan, the 1995 Stock Option Plan, the 1998 Stock Option Plan, the outstanding Class A and Class B Warrants, Underwriter's Warrants and all other options and warrants issued by Water-Jel prior to the Effective Date shall be converted into and become an option or warrant to purchase the same number of shares of the Common Stock of X-Ceed, upon the same terms and conditions as set forth in each Plan, and every other agreement affecting the issuance of shares upon exercise of options or warrants in effect immediately prior to the Effective Date. The same number of shares of Common Stock of X-Ceed shall be reserved for issuance upon the exercise of all outstanding options or warrants as were so reserved for issuance by Water-Jel immediately prior to the Effective Date.

                  12. Book Entries. The merger contemplated hereby shall be treated as a pooling of interests and as of the Effective Date entries shall be made upon the books of X-Ceed in accordance with the following:

     (a) The assets and liabilities of Water-Jel shall be recorded at the amounts at which they are carried on the books of Water-Jel immediately prior to the Effective Date with appropriate adjustment to reflect the retirement of the 100 shares of Common Stock of X-Ceed presently issued and outstanding.

     (b) There shall be credited to the Capital Account the aggregate amount of the par value per share of all of the Common Stock of X-Ceed resulting from the conversion of the outstanding Common Shares of Water-Jel.

     (c) There shall be credited to the Capital Surplus Account an amount equal to that carried on the Capital Surplus Account of Water-Jel immediately prior to the Effective Date.

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



     (d) There shall be credited to the Earned Surplus Account an amount equal to that carried on the Earned Surplus Account of Water-Jel immediately prior to the Effective Date.

                  13. Directors. The names and post office addresses of the directors of X-Ceed following the Effective Date, who shall be three in number and who shall hold office from the Effective Date until the next annual meeting of shareholders of X-Ceed to be held in 1999 and until their successors shall be elected and shall qualify, are as follows:


    Name                       Post Office Address
Werner Haase               c/o Water-Jel Technologies, Inc.
                           488 Madison Avenue
                           New York, NY  10022
Norman Doctoroff           c/o Water-Jel Technologies, Inc.
                           488 Madison Avenue
                           New York, NY  10022
John Birmingham            c/o Water-Jel Technologies, Inc.
                           488 Madison Avenue
                           New York, NY  10022

                  14. Officers. The names and post office addresses of the first officers of X-Ceed following the Effective Date, who shall be three in number and who shall hold office from the Effective Date until their successors shall be appointed and shall qualify or until they shall resign or be removed from office, are as follows:


  Name                         Offices                Post Office Address
Werner Haase        Chief Executive Officer   c/o Water-Jel Technologies, Inc.
                                              488 Madison Avenue
                                              New York, NY  10022
Nurit Kahane Haase  Senior Vice President     c/o Water-Jel Technologies, Inc.
                                              488 Madison Avenue
                                              New York, NY  10022
James Edwards       Chief Financial Officer   c/o Water-Jel Technologies, Inc.
                                              488 Madison Avenue
                                              New York, NY  10022

                  15. Vacancies. If, upon the Effective Date, a vacancy shall exist in the Board of Directors or in any of the offices of X-Ceed as the same are specified above, such vacancy shall thereafter be filled in the manner provided by law and the Bylaws of X-Ceed.

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


                  IN WITNESS WHEREOF, each of the corporate parties hereto, pursuant to authority duly granted by the Board of Directors, has caused this Agreement of Merger to be executed by a majority of its directors and its corporate seal to be hereunto affixed.

                                  X-CEED, INC.
Corporate Seal
                                  By: s/ Werner Haase
                                      Werner Haase, Chairman

                                  By: s/ John A. Bermingham
                                      John A. Bermingham, Director

                                  By: s/ Norman Doctoroff
                                      Norman Doctoroff


                                  WATER-JEL TECHNOLOGIES, INC.
Corporate Seal
                                  By: s/ Werner Haase
                                      Werner Haase

                                  By: s/ John A. Bermingham
                                      John A. Bermingham

                                  By: s/ Norman Doctoroff
                                      Norman Doctoroff




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